Exhibit (d)(9)

COLE HOLDINGS CORPORATION

TRANSACTION BONUS PLAN

PARTICIPATION FORM

TO:	Marc Nemer

You are currently a participant in the Cole Holdings Corporation Transaction Bonus Plan (the “Plan”), and prior to the date hereof you have been awarded 5.0 Units under the Plan. You are hereby notified that, effective as of June 1, 2011 (the “Award Date”), you have been awarded an additional number of Units under the Plan, as set forth below, upon your agreement to be bound by all terms and provisions of the Plan.

UNITS AWARDED: 15.0

PRIOR UNITS HELD: 5.0

TOTAL UNITS: 20.0

You shall become vested in 100% of your Units so long as you are employed by the Company or any affiliate of the Company. If your employment with the Company and all of its affiliates is terminated in a Qualifying Cessation of Services Event, you shall be vested in a percentage of your Units based upon your Continuous Service from January 1, 2008 as set forth below:

Vesting Schedule:
Percentage Vested:	Continuous Service from January 1, 2008:
0%	Less than 1 year
0%	At least 1 year, but not 2 years
33 1/3%	At least 2 years, but not 3 years
66 2/3%	At least 3 years, but not 4 years
100%	At least 4 years

Following the termination of your employment, (a) if your event of termination was not a Qualifying Cessation of Services Event, then you shall forfeit all of your Units and (b) if your event of termination was a Qualifying Cessation of Services Event, then you shall forfeit all of your Units that are not vested. Notwithstanding the foregoing, the Board may, in its sole and absolute discretion, accelerate the vesting of the Units in whole or in part. For purposes of this Vesting Schedule, “Continuous Service” shall mean a period of continuous performance of services by Participant for the Company, its affiliate, or any successor thereto, as determined by the Board in its sale and absolute discretion.

Whether you accrue a right to Bonus Payment(s) under the Plan and the amount and timing of such Bonus Payment(s) will be determined in accordance with all terms and provisions of the Plan. Any prior Participation Form that you have received (including, without limitation, any severance terms listed therein) shall become null and void and have no force and effect, and this Participation Form shall henceforth be controlling, upon your execution of this Participation Form. You must execute this form below where noted, and return this form to the Company for this Participation Form to be effective.

If you have any questions regarding your participation in the Plan, please consult your enclosed copy of the Plan. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.

IN WITNESS WHEREOF, the undersigned has hereunto executed this Participation Form this 27 day of May, 2011.

COLE HOLDINGS CORPORATION:

By:	/s/ Christopher H. Cole
Christopher H. Cole, President and CEO

By my signature below, I, as the Participant hereunder, do hereby agree to be bound by all terms and provisions of the Plan, including specifically the arbitration provisions of Section 7.4 of the Plan, and do hereby expressly waive any and all rights to any severance payment from the Company or any of its affiliates in the event my employment with the Company or any of its affiliates is terminated and such event of termination is a Qualifying Cessation of Services Event. I further elect, pursuant to Section 1.19 of the Plan, to postpone the date in Section 1.19(b) from July 1, 2013 to July 1, 2018. I understand that this election shall not take effect until 12 months from the date of this election. I further acknowledge that I have received a copy of the Plan, and that I have the opportunity, in accordance with the terms and provisions of the Plan, to designate a Beneficiary under the Plan and to elect to defer receipt of any benefit that I may accrue under the Plan by filing an executed and notarized Election Form with the Company.

Initials of Participant with respect to arbitration provision:

Participant:

/s/ Marc Nemer
Marc Nemer

5/27/11
Date

2